UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2021

THE HAIN CELESTIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22818	22-3240619
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Marcus Avenue, Lake Success, NY 11042

(Address of principal executive offices)

Registrant’s telephone number, including area code: (516) 587-5000

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	HAIN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 22, 2021, The Hain Celestial Group, Inc. (the “Company”) entered into the Fourth Amended and Restated Credit Agreement (the “Credit Agreement”), by and among the Company, each lender party thereto and Bank of America, N.A. , as administrative agent, swing line lender and letters of credit issuer.

The Credit Agreement provides for senior secured financing of $1.1 billion in the aggregate, consisting of (1) $300 million in aggregate principal amount of term loans maturing in five years and (2) an $800 million senior secured revolving credit facility (which includes borrowing capacity available for letters of credit, and is comprised of a $440 million U.S. revolving credit facility and $360 million global revolving credit facility) maturing in five years.

In connection with the Credit Agreement, the Company and its material domestic subsidiaries entered into an Amended and Restated Security and Pledge Agreement (the “Security Agreement”), pursuant to which all of the obligations under the Credit Agreement will be secured by liens on assets of the Company and its material domestic subsidiaries, including the equity interests in each of their direct subsidiaries and intellectual property, subject to agreed-upon exceptions.

The Credit Agreement provides that loans will bear interest at rates based on (a) the Eurodollar Rate plus a rate ranging from 0.875% to 1.750% per annum or (b) the Base Rate plus a rate ranging from 0.00% to 0.750% per annum, the relevant rate being the Applicable Rate. The Applicable Rate will be determined in accordance with a leverage-based pricing grid, as set forth in the Credit Agreement.

Swing Line Loans and Global Swing Line Loans denominated in U.S. dollars will bear interest at the Base Rate plus the Applicable Rate, and Global Swing Line Loans denominated in foreign currencies shall bear interest based on (a) the Euro Short Term Rate, or €STR, in the case of such loans denominated in Euros plus the Applicable Rate, (b) the Sterling Overnight Index Average Reference Rate, or SONIA, in the case of such loans denominated in Sterling plus the Applicable Rate or (c) the Canadian Prime Rate plus the Applicable Rate.

Additionally, the Credit Agreement contains a Commitment Fee on the amount unused under the Credit Agreement ranging from 0.150% to 0.250% per annum, and such Commitment Fee is determined in accordance with a leverage-based pricing grid.

The Credit Agreement includes maintenance covenants that will require compliance with a consolidated interest coverage ratio, a consolidated secured leverage ratio and a consolidated leverage ratio.

Unless otherwise defined in the forgoing description, capitalized terms shall have the meaning set forth in the Credit Agreement. The forgoing description of the Credit Agreement and the Security Agreement is not complete and is qualified in its entirety by the terms and provisions of the Credit Agreement and the Security Agreement, copies of which are filed herewith as Exhibit 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 8.01	Other Events.

On December 28, 2021, the Company issued a press release announcing the closing of its previously announced acquisition of the producer and marketer of the ParmCrisps® and Thinsters® brands.

A copy of the press release is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Fourth Amended and Restated Credit Agreement, dated December 22, 2021, by and among the Company, the Lenders party thereto and Bank of America, N.A., as administrative agent.

10.2	Amended and Restated Security and Pledge Agreement, dated December 22, 2021, by and among the Company, certain wholly-owned subsidiaries of the Company party thereto from time to time, and Bank of America, N.A., as administrative agent.

99.1	Press Release of The Hain Celestial Group, Inc. dated December 28, 2021.

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 28, 2021

THE HAIN CELESTIAL GROUP, INC.

By:	/s/ Javier H. Idrovo
Name:	Javier H. Idrovo
Title:	Executive Vice President and Chief Financial Officer